Exhibit 99.1

INTRICON REPORTS 2014 THIRD-QUARTER RESULTS

Revenues Rise 38 Percent Over Prior Year; Year-Over-Year Gains In All Businesses

ARDEN HILLS, Minn. — October 29, 2014 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2014.

Third-Quarter Highlights Compared to Year-Earlier Quarter:

  Net sales of $17.0 million reflects an increase of 38 percent;
  Gross margins of 26.3 percent rise significantly from 21.9 percent;
  IntriCon achieves net income of $558,000, up from a net loss of $(825,000);
  The company’s medical business posts strong results, with revenues rising 59 percent; and
  IntriCon reduces bank debt by more than $600,000 during the 2014 third quarter.

Financial Results

For the 2014 third quarter, the company reported net sales of $17.0 million, up from $12.3 million in the prior-year period. IntriCon had net income of $558,000, or $0.09 per diluted share, compared to a net loss of $(825,000), or $(0.14) per diluted share, for the 2013 third quarter. Included in 2013 third-quarter results was a net loss from discontinued operations of $(393,000), or $(0.07) per diluted share, stemming from restructuring initiatives.

“The IntriCon team delivered double-digit, top- and bottom-line gains for the third consecutive quarter. All of our businesses were strong, which led to higher year-over-year earnings,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We are pleased with the company’s performance year to date and remain focused on our strategy of generating business with our key medical and hearing health customers, and concentrating on our highest potential opportunities in value hearing health and medical biotelemetry.

“Contributions from Medtronic’s 530G insulin pump system fueled our medical business and accounted for a large portion of our sales increase. In value hearing health, we saw gains from hi HealthInnovations with the introduction of a new behind-the-ear hearing aid. Also notable were our professional audio communication sales that nearly doubled from the same period in 2013.”

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IntriCon Corporation 2014 Third-Quarter Results

October 29, 2014

Gross profit margins grew to 26.3 percent from 21.9 percent in the prior-year third quarter. The gains stemmed primarily from volume increases and cost reductions achieved from the company’s previously disclosed global restructuring plan.

Nine-Month Results

For the 2014 nine-month period, IntriCon reported higher net sales of $51.8 million and net income of $1.9 million, or $0.31 per diluted share. This compares to 2013 nine-month net sales of $37.9 million and a net loss of $(4.7) million, or $(0.83) per diluted share. Net income from continuing operations for the 2014 nine-months was $2.2 million, or $0.36 per diluted share, with a discontinued operations net loss of $(270,000), or $(0.04) per diluted share. The 2013 nine-month results included a loss from continuing operations of $(2.4) million, or $(0.43) per diluted share, and a discontinued operations net loss of $(2.3) million, or $(0.41) per diluted share.

Gross profit margins increased to 27.1 percent from 22.0 percent for the prior-year, nine-month period. Again, the improvement was primarily due to volume increases and cost reductions.

Year to date, IntriCon has lowered its bank debt in 2014 by approximately $1.9 million, including a $600,000 reduction in the third quarter.

Business Update

Sales in IntriCon’s medical business rose 59 percent in the 2014 third quarter compared to the year-ago period. As previously disclosed, IntriCon’s largest customer, Medtronic, received FDA approval for their MiniMed 530G insulin pump in late 2013, and that business has been a large contributor to 2014 sales gains. In addition, the company grew sales of its proprietary cardiac diagnostic monitoring products by 44 percent in the third quarter compared to the prior-year period as it continued to expand its customer base. IntriCon is receiving positive feedback from its customers about the treatment flexibility and economic benefits of remote patient monitoring.

Hearing health sales grew during the quarter, rising 11 percent from the prior-year quarter, chiefly due to strong device sales to hi HealthInnovations, partially offset by lower conventional channel sales.

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IntriCon Corporation 2014 Third-Quarter Results

October 29, 2014

Said Gorder, “As we’ve previously noted, within the conventional hearing health channel, industry growth continues to be constrained by high device costs, distribution inefficiencies and retail consolidation. These factors, among others, have created a need for an outcomes-based hearing health model. To capitalize on this opportunity, we are concentrating our efforts on significant prospective partnerships and customers, and are aggressively pursuing the value hearing aid and personal sound amplifier products, or PSAP, channels.”

Third-quarter professional audio communication sales rose 48 percent from the prior-year. During the quarter, the company continued delivery on a significant contract with the Singapore government to provide technically advanced headsets worn in military applications. This contract will run through the end of 2014. IntriCon will continue to leverage its core technologies in professional audio communication to support existing customers, as well as seek related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “The business has clearly shown positive momentum throughout 2014 and we plan to build on this foundation of growth in the future. We anticipate an annual 2014 year-over-year revenue increase between 28 and 30 percent. We are guided by our strategic goals: aggressively pursuing opportunities in value hearing health and medical biotelemetry, while driving profitability.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, October 29, 2014, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-503-8169 and provide the conference ID number 9611505 to the operator.

A replay of the conference call will be available three hours after the call ends through 7 p.m. CT on Wednesday, November 12, 2014. To access the replay, dial 1-888-203-1112 and enter passcode: 9611505.

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IntriCon Corporation 2014 Third-Quarter Results

October 29, 2014

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2014 Third-Quarter Results

October 29, 2014

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$17,005	$12,330	$51,822	$37,935
Cost of sales	12,529	9,629	37,801	29,603
Gross profit	4,476	2,701	14,021	8,332

Operating expenses:
Sales and marketing	917	801	2,815	2,424
General and administrative	1,647	1,512	4,887	4,439
Research and development	1,214	519	3,530	2,997
Restructuring charges	—	—	83	199
Total operating expenses	3,778	2,832	11,315	10,059
Operating income (loss)	698	(131)	2,706	(1,727)

Interest expense	(99)	(161)	(362)	(468)
Equity in loss of partnerships	(49)	(49)	(157)	(184)
Other income (expense)	76	30	122	113
Income (loss) from continuing operations before income taxes and discontinued operations	626	(311)	2,309	(2,266)

Income tax expense	68	121	151	159
Income (loss) before discontinued operations	558	(432)	2,158	(2,425)
Loss on sale of discontinued operations	—	—	(120)	—
Loss from discontinued operations, net of income taxes	—	(393)	(150)	(2,314)
Net income (loss)	$558	$(825)	$1,888	$(4,739)

Basic income (loss) per share:
Continuing operations	$0.10	$(0.08)	$0.37	$(0.43)
Discontinued operations	—	(0.07)	(0.05)	(0.41)
Net income (loss) per share:	$0.10	$(0.14)	$0.33	$(0.83)

Diluted income (loss) per share:
Continuing operations	$0.09	$(0.08)	$0.36	$(0.43)
Discontinued operations	—	(0.07)	(0.04)	(0.41)
Net income (loss) per share:	$0.09	$(0.14)	$0.31	$(0.83)

Average shares outstanding:
Basic	5,820	5,702	5,777	5,694
Diluted	6,148	5,702	6,037	5,694

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IntriCon Corporation 2014 Third-Quarter Results

October 29, 2014

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	September 30, 2014 (Unaudited)	December 31, 2013

Current assets:
Cash	$408	$217
Restricted cash	665	568
Accounts receivable, less allowance for doubtful accounts of $118 at September 30, 2014 and $124 at December 31, 2013	7,103	5,433
Inventories	10,106	9,400
Other current assets	1,270	1,337
Current assets of discontinued operations	—	382
Total current assets	19,552	17,337

Machinery and equipment	34,789	33,971
Less: Accumulated depreciation	30,568	29,232
Net machinery and equipment	4,221	4,739

Goodwill	9,194	9,194
Investment in partnerships	436	569
Other assets, net	550	749
Other assets of discontinued operations	—	132
Total assets	$33,953	$32,720

Current liabilities:
Checks written in excess of cash	$—	$279
Current maturities of long-term debt	2,014	2,210
Accounts payable	5,456	5,037
Accrued salaries, wages and commissions	2,662	1,676
Deferred gain	110	110
Other accrued liabilities	2,057	1,893
Liabilities of discontinued operations	—	154
Total current liabilities	12,299	11,359

Long-term debt, less current maturities	4,571	6,271
Other postretirement benefit obligations	493	531
Accrued pension liabilities	736	839
Deferred gain	83	165
Other long-term liabilities	143	247
Total liabilities	18,325	19,412
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,825 and 5,727 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	5,825	5,727
Additional paid-in capital	16,813	16,434
Accumulated deficit	(6,634)	(8,522)
Accumulated other comprehensive loss	(376)	(331)
Total shareholders’ equity	15,628	13,308
Total liabilities and shareholders’ equity	$33,953	$32,720

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